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MEDTRONIC ANNOUNCES PLACEMENT OF $2.0125 BILLION OF CONTINGENT
CONVERTIBLE DEBENTURES

    MINNEAPOLIS, MN, September 17, 2001 — Medtronic, Inc. (NYSE: MDT), announced today that the Company has completed its private placement of $2.0125 billion principal amount of its 1.25% Contingent Convertible Debentures due September 15, 2021. The Debentures will be convertible into the Company's common stock at an initial conversion price of $61.81 per share.

    The net proceeds of this issuance were used to repay a substantial portion of amounts outstanding under its short-term credit facility, which was entered into in order to complete the acquisitions of MiniMed, Inc. and Medical Research Group, Inc.

    The Debentures have not been registered under the Securities Act, or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, registration requirements of the Securities Act and applicable securities laws.

    Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company, providing lifelong solutions for people with chronic disease. Its Internet address is www.medtronic.com.

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MEDTRONIC ANNOUNCES PLACEMENT OF $2.0125 BILLION OF CONTINGENT CONVERTIBLE DEBENTURES